CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                                   MYG CORP.,
                              a Nevada corporation

     Pursuant to the provisions of the Nevada Revised Statutes, MYG Corp., a Nevada corporation, adopts the following amendment to its Articles of Incorporation.

     1. The undersigned hereby certifies that on the 19th day of December, 2000, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

          BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

          To amend Article I of the corporation's Articles of Incorporation to provide that the name of the corporation shall be changed from MYG Corp. to BisAssist, Inc.

     2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of MYG Corp.'s shares entitled to vote, voted in favor of the adoption of the Amendment to Article I of the Articles of Incorporation as follows:

     FIRST. The name of this corporation is BisAssist, Inc.

     In witness whereof, the undersigned being the President and Secretary of MYG Corp., a Nevada corporation, hereunto affixes his signatures this 19th day of December, 2000.

                                               MYG Corp.


                                               By: /s/ Bruce Younker
                                                   -----------------------------
                                                   Bruce Younker, President


                                               By: /s/ Bruce Younker
                                                   -----------------------------
                                                   Bruce Younker, Secretary